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                                                                  EXHIBIT 10.19

                          [COMPUTER MOTION LETTERHEAD]

April 24, 1997

Dear Steve:

I trust that the following points of exchange closely approximate what we discussed earlier today and as such comprise the employment agreement between you and Computer Motion, Inc.

o CMI would like to offer you the position of Executive Vice President and Chief Financial Officer. You will report directly to the Chief Executive Officer/President, Gene Wang.

o You will receive a starting salary of one hundred and fifty thousand dollars ($150,000) per annum. In addition, you will be eligible for an annual bonus of seventy five thousand dollars ($75,000). During your first year of employment you will be guaranteed a minimum of a fifty thousand dollars ($50,000) payable February 1998, thereafter your annual bonus will be solely based upon performance. Your bonus opportunity will be 50% of your base salary.

o In addition, CMI will grant to you stock options of two hundred and twenty-five thousand (225,000) shares of the Company's Common Stock at two dollars and thirty-seven cents ($2.37) per share. Seventy-five thousand (75,000) option shares will vest immediately, twenty five thousand (25,000) option shares will vest six months from your commencement date, fifty thousand (50,000) option shares will vest on the date of your first anniversary as an employee with CMI and cumulatively thereafter, in sixteen
   (16) quarterly installments four thousand six hundred eighty-seven and one-half (4,687.5) option shares per quarter.

o You can purchase up to sixty-two thousand five hundred (62,500) shares of Computer Motion stock, at a price of two dollars and thirty seven cents ($2.37) per share and warrants providing the rights to purchase an additional sixty-two thousand five hundred (62,500) shares of common stock at a two-dollars and thirty-seven cents ($2.37) per share. The warrant purchase price is one cent ($.01) per share. The settlement date for this portion of the transaction will be June 2, 1997. The total consideration will be one hundred forty-eight thousand seven hundred and fifty dollars ($148,750).

o CMI will reimburse temporary living expenses for you and your family on an as needed basis through June 30, 1998, not to exceed $3,000 per month. CMI will reimburse you for any tax liabilities incurred regarding these expense payments for temporary living expenses.

o In the unlikely event that you are terminated during the first twelve (12) months of employment you will receive a severance package equal to your first years salary and cash bonus, thereafter you will receive a severance of two
   (2) years salary and cash bonus.

o In the event that the control of ownership of CMI were to change, all unvested options and restricted shares would vest if not assumed by the new controlling party. In addition, if you are requested to continue your employment with CMI or the new controlling entity your unvested options would vest on the first anniversary date of your employment with such parties. Upon the later of either event or termination you would receive severance of three times your annual salary and bonus.

o CMI will cover all moving expenses incurred, including commission expense and closing transaction costs of current residence. It is anticipated that these expenses will approximate seventy-five thousand dollars ($75,000). CMI will reimburse you for any tax liabilities incurred regarding these expense payments for relocation.

o As a final consideration you will be granted 10,000 shares of restricted Computer Motion Common Stock. These shares will vest at the rate of 2,000 shares annually, commencing with the first full year of your employment with Computer Motion.

Please acknowledge your acceptance of this offer by signing one of the copies of this letter. Thank you and WELCOME TO COMPUTER MOTION!

Sincerely,


/s/ ROBERT DUGGAN
-------------------------
    Robert Duggan
    Chairman of the Board


/s/ STEVE WILSON                              4/25/97
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    Steve Wilson                                Date